Exhibit 99.1

AstraZeneca PLC RULES OF THE ASTRAZENECA INVESTMENT PLAN

Approved by shareholders on 29 April 2010 and adopted by the Remuneration Committee of the Board of Directors on 1 March 2010

RULES OF THE ASTRAZENECA INVESTMENT PLAN

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

The words and expressions used in this Plan which have capital letters have the meanings set out in the appendix to the Rules.

1.2	Interpretation

The headings in the Rules are for convenience and should be ignored when construing them.  Unless the context otherwise requires, words in the singular include the plural and vice versa and words importing either gender include both genders.  Reference in the Rules to any statutory provisions is to those provisions as amended, extended or re-enacted from time to time, and include any regulations or other subordinate legislation made under them.

2.	HOW THE PLAN WILL OPERATE

2.1	The Remuneration Committee

The Remuneration Committee will, from time to time, set the policies for the Company's operation and administration of the Plan within the terms of the Rules.  The policies may include the determination of:

(a)	the Eligible Employees who may be granted Awards;

(b)	the maximum annual Market Value of Shares which may be put under an Eligible Employee's Award;

(c)	whether an Award will be a conditional award or a nil-cost option; and

(d)	what performance target(s) will apply to the grant or Vesting of an Award and how the performance target(s) will be measured.

2.2	Eligible Employees

An Eligible Employee may be recommended from time to time for the grant of an Award.  The grant of an Award to an Eligible Employee on a particular basis does not create the right or expectation of the grant of an Award on the same basis, or at all, in the future.  An Award is not pensionable.

2.3	How an Award may be granted

The Grantor will grant the Award so that it constitutes a binding contract between the Participant and the Grantor.  The Grantor will specify whether the Award is a conditional award or a nil-cost option.  If the Award is granted by deed, a single deed of grant may be executed in favour of any number of Participants.  There will be no payment for the grant of an Award.

2.4	When an Award may be granted

An Award may be granted at any time that the Remuneration Committee believes is appropriate, other than during a Close Period of the Company.

2.5	Performance measure(s)

The grant or Vesting of an Award will be subject to performance measure(s) selected by the Remuneration Committee.  The Vesting of an Award can also be subject to any additional terms and conditions which the Remuneration Committee considers appropriate.  The performance measure(s) and any additional terms and conditions to which an Award is subject will be specified at the Date of Grant.  The Remuneration Committee will have discretion to decide whether and to what extent the performance measure(s) to which an Award is subject has been met.  If an event occurs which causes the Remuneration Committee, acting fairly and reasonably, to believe that the performance measure(s) is no longer appropriate, the Remuneration Committee can adjust the performance measure(s) accordingly.  The performance measure(s) cannot be adjusted so that it is more difficult to satisfy.

2.6	Awards personal to Participants

An Award may not, nor may any rights in respect of it, be sold, transferred, assigned, charged or otherwise encumbered or disposed of to any person.  A Participant's Award(s) may be transmitted to the Participant's personal representatives on the Participant's death.

2.7	Disclaimer of Award

A Participant may disclaim an Award, in whole or in part, in writing to the Secretary of the Company.  No consideration will be paid for the disclaimer of an Award.  To the extent that an Award is disclaimed it will be taken never to have been granted.

2.8	Social security contributions

The Company may require an Eligible Employee to enter into an agreement under paragraph 3A of Schedule 1 to the Social Security Contributions and Benefits Act 1992 (as amended by the National Insurance Contributions and Statutory Payments Act 2004) or to make an election under paragraph 3B of Schedule 1 to that Act in relation to any secondary class 1 National Insurance contributions arising on the Vesting of an Award.

3.	LIMIT ON THE NUMBER OF SHARES WHICH CAN BE ISSUED

3.1	The limit for all Shares issued under the Plan

The number of Shares which can be allocated under the Plan on any day, when aggregated with the number of Shares allocated in the previous 10 years under the Plan and any other Employees' Share Scheme of the Company, cannot exceed 10 per cent. of the ordinary issued share capital of the Company from time to time.

3.2	Meaning of allocation and exclusion from the limit

The reference in this Rule 3 to the allocation of Shares means, in the case of any share option plan, the placing of unissued or treasury Shares under option and, in the case of any other Employees' Share Scheme, the placing of unissued or treasury Shares under award or the issue and allotment of Shares or the transfer of treasury Shares (as the case may be).  For the purposes of the limit in this Rule 3

(a)	Shares where the right to acquire them was released, cancelled or lapsed without being exercised will be ignored; and

(b)	to the extent that the exercise or Vesting of any award is to be satisfied by the transfer of Shares already in issue, that award will not be treated as granted over unissued Shares.

3.3	Adjustment to Shares to be taken into account

Where Shares issued under the Plan or any other Employees' Share Scheme of the Company are to be taken into account for the purposes of the limit in Rule 3.1 and a Variation in the equity share capital of the Company has taken place between the date of issue of the Shares and the date on which the limit is to be calculated, the number of Shares to be taken into account for the purposes of the limit will be adjusted in the manner the Remuneration Committee considers appropriate to take account of the Variation (subject to confirmation from an appropriate independent professional that the adjustment is fair and reasonable).

3.4	The individual limit

The maximum Market Value (determined at the Date of Grant) of Shares which may be put under Award in respect of any Eligible Employee in any financial year of the Company will be 500% of the Eligible Employee's basic salary.

3.5	Purported grant of an Award in excess of limits

If an Award is purported to be granted in breach of the limit in Rule 3.1, the number of Shares over which the Award is purported to have been granted will, with the number of Shares over which all other Awards have been granted on the same Date of Grant, be reduced pro rata to the largest lower number that complies with Rule 3.1.  Where this Rule 3.5 operates, when the number of Shares under the Award has been adjusted accordingly, an Award will take effect from the Date of Grant as if it had been granted on the adjusted terms.

4.	THE PERFORMANCE PERIOD AND THE HOLDING PERIOD

An Award will be subject to a Performance Period and a Holding Period.  Any performance measure(s) selected by the Remuneration Committee under Rule 2.5 for the Vesting of an Award will apply during the Performance Period but not the Holding Period.

5.	RIGHTS IN RELATION TO SHARES UNDER AWARDS

5.1	During the Performance Period

A Participant has no voting, dividend or other rights attaching to the Shares under an Award during the Performance Period.  The Trustee will not vote in respect of any Shares held by the Trustee under an Award at any general meeting of the Company but may otherwise, at its discretion, be entitled to vote or abstain from voting in respect of them.

5.2	During the Holding Period

Unless, at the end of the Performance Period, the Remuneration Committee decides otherwise, a Participant has no voting, dividend or other rights attaching to the Shares under an Award during the Holding Period.  The Trustee will not vote in respect of any Shares held by the Trustee under an Award at any general meeting of the Company but may otherwise, at its discretion, be entitled to vote or abstain from voting in respect of them.

If the Remuneration Committee does decide at the end of the Performance Period that a Participant does, during the Holding Period, have voting, dividend or other rights in respect of some or all of the Shares in respect of the Award, (to the extent the performance measure(s) is met) the Participant will agree that:

(a)
the Shares he has become entitled to (less such number of Shares which may be sold on the Participant's behalf under Rule 17) will be subject to the same provisions as apply to the Shares under an Award during the Holding Period, except that he will be entitled to vote in respect of the Shares and be entitled to any dividend and other rights attaching to the Shares;

(b)	the Trustee will hold the Shares on behalf of the Participant during the Holding Period;

(c)	the Participant will, if requested by the Company, enter into an agreement with his employing company under section 431 of ITEPA; and

(d)	the cessation of Employment provisions, and the forfeiture of any Shares as a result, will apply as set out in writing at the end of the Performance Period.

5.3	Clawback of Shares in respect of Awards

The Remuneration Committee shall be entitled to clawback some or all of the Shares the subject of a Participant's Award at any time if, in the opinion of the Remuneration Committee (acting fairly and reasonably), either the underlying performance of the Company or the occurrence of an event which causes or is very likely to cause reputational damage to the Company, or the serious misconduct by the Participant warrants this.  If the Remuneration Committee decides to exercise this discretion, it shall confirm this in writing to any affected Participant and for the purposes of the Rules, the Award shall be deemed to have been granted over the reduced number of Shares.

6.	THE END OF THE PERFORMANCE PERIOD

As soon as reasonably practicable after the end of the Performance Period, the Remuneration Committee will determine  the extent to which any performance measure(s) have been met and the number of Shares which will continue to be subject to the Award during the Holding Period.  Unless the Remuneration Committee has exercised its discretion under Rule 5.2, an Award will not Vest at the end of the Performance Period.

7.	THE END OF THE HOLDING PERIOD

Subject to Rule 5.2, the Award will Vest at the end of the Holding Period, and the Participant will become entitled to the Shares the subject of the Award, as determined under Rule 6.

8.	CONSEQUENCES OF VESTING OF AWARDS

8.1	Conditional awards

If an Award takes the form of a conditional award, the Shares subject to it will, subject to Rule 5.2 and to Rule 18, be delivered to the Participant as soon as practicable following the Vesting of the conditional award.

8.2	Nil-cost options

Subject to Rule 5.2, if an Award takes the form of a nil-cost option, it may be exercised following the Vesting of the Award in accordance with Rule 9.

8.3	Vesting in a prohibited period

If Vesting of an Award would be prohibited under the Financial Services Authority Model Code on transactions in securities, the day on which the Award Vests will be the first Dealing Day on which such prohibition ceases to apply.

9.	MANNER OF EXERCISE OF A NIL-COST OPTION

9.1	Exercise in whole or in part

Subject to Rule 5.2, Rule 10 and Rule 13, a nil-cost option may be exercised, to the extent Vested, in whole or in part, for the period of 12 months from the end of the Holding Period.

9.2	Manner of exercise

To exercise a nil-cost option, the Participant must notify the Company in the manner agreed by the Company.

9.3	Issue or transfer of Shares

Subject to Rule 18, the Grantor will procure the delivery of any Shares to a Participant (or the Participant's nominee) pursuant to the exercise of nil-cost option within 28 days following its exercise.

10.	CESSATION OF EMPLOYMENT

10.1	Cessation of Employment during the Performance Period

This Rule applies where a Participant ceases to be in Employment during the Performance Period in any of the following circumstances:

(a)	death, ill-health, injury or Disability (evidenced to the satisfaction of the Remuneration Committee);

(b)	Redundancy or Retirement;

(c)
the company by which the Participant is employed ceasing to be a member of the Group or the transfer of the undertaking or part-undertaking in which the Participant is employed to a person or body corporate outside the Group; or

(d)	any reason which is not set out in Rule 10.1(a) to (c).

10.2	Effect of the cessation of Employment during the Performance Period on the Awards

If the Participant ceases Employment during the Performance Period in any of the circumstances in Rule 10.1, the effect, in each case, on his Award will be as follows:

(a)
if he ceases Employment under Rule 10.1(a), his Award will Vest as soon as practicable following the cessation of Employment, pro-rated to take into account the period elapsed between the Date of Grant and the date of cessation of Employment relative to the Performance Period and pro-rated to take into account the satisfaction of any performance measure(s), as agreed by the Remuneration Committee, unless the Remuneration Committee decides to Vest the Award on a different basis;

(b)	if he ceases Employment under Rule 10.1(b) or Rule 10.1(c), his Award will Vest on the later of the end of the Performance Period and the end of the period of twenty-

four months from the date of cessation of Employment, to the extent any performance measure(s) have been met by the end of the Performance Period and pro-rated to take into account the period elapsed between the Date of Grant and the date of cessation of Employment, relative to the Performance Period, unless the Remuneration Committee decides to Vest the Award on a different basis; and

(c)
if he ceases Employment under Rule 10.1(d), his Award will lapse on the date he so ceases unless the Remuneration Committee decides otherwise and if the Remuneration Committee does decide otherwise, Rule 10.2(b) will apply.

10.3	Cessation of Employment during the Holding Period

This rule applies where a Participant ceases to be in Employment during the Holding Period in any of the following circumstances:

(a)	death, ill-health, injury or Disability (evidenced to the satisfaction of the Remuneration Committee);

(b)	Redundancy, Retirement or his employing company giving him notice to terminate his Employment (other than for gross misconduct);

(c)
the company by which the Participant is employed ceasing to be a member of the Group or the transfer of the undertaking or part-undertaking in which the Participant is employed to a person or body corporate outside the Group; or

(d)	any reason which is not set out in Rule 10.3(a) to (c).

10.4	Effect of the cessation of Employment during the Holding Period

If the Participant ceases Employment during the Holding Period in any of the circumstances in Rule 10.3, the effect in each case on his Award will be as follows:

(a)
if he ceases Employment under Rule 10.3(a) his Award will Vest in respect of all the Shares that continue to be subject to the Award as soon as practicable following the cessation of Employment, unless the Remuneration Committee decides to Vest the Award on a different basis;

(b)
if he ceases Employment under Rule 10.3(b) or Rule 10.3(c), his Award will Vest in respect of all the Shares that continue to be subject to the Award on the earlier of the end of the Holding Period and the end of the period of twenty-four months from the date of cessation of Employment unless the Remuneration Committee decides to Vest the Award on a different basis; and

(c)
if he ceases Employment under Rule 10.3(d), his Award will lapse on the date he so ceases unless the Remuneration Committee decides otherwise and if the Remuneration Committee does decide otherwise, Rule 10.4(b) will apply.

11.	PAYMENT ON ACCOUNT OF DIVIDENDS

11.1	In respect of the Performance Period

The Remuneration Committee may determine that a Participant shall be entitled to an amount equal to the total of any dividends paid or payable (in respect of the number of Shares which continue to be subject to the Award to the extent any performance measure(s) have been satisfied) by reference to dividend record dates from the start of the Performance Period until the end of the Performance Period.  Such amounts shall be reinvested in Shares and calculated on such basis as the Remuneration Committee shall decide (for instance, whether on a cumulative reinvested basis or not) and shall form part of the number of Shares subject to the Award during the Holding Period.  However, the Remuneration Committee shall have the discretion to pay such an amount, net of any income tax or social security contributions, to a Participant at the end of the Performance Period (whether in cash or Shares).

11.2	In respect of the Holding Period

The Remuneration Committee may determine that a Participant shall be entitled to an amount equal to the total dividends paid or payable in respect of the number of Shares subject to the Award that Vest, by reference to dividend record dates from the start of the Holding Period to the end of the Holding Period.  Such amounts, may be paid in cash or Shares, at the discretion of the Remuneration Committee and calculated on such basis as the Remuneration Committee shall decide (for instance, whether on a cumulative reinvested basis or not).  Such amounts will be paid as soon as practicable after the end of the Holding Period, net of any income tax or social security contributions due in respect of it unless the Remuneration Committee decides to pay such an amount, net of any income tax or social security contributions, from time to time during the Holding Period (whether in cash or Shares).

For the avoidance of doubt (and subject to Rule 5.2), any such payment does not give the right to payment of any dividend paid in respect of Shares.

12.	LAPSE OF AWARDS

12.1	Lapsing of Awards

Subject to Rule 13, an Award will lapse and cease to be capable of (further) Vesting on the earliest of:

(a)
the Participant ceasing to be in Employment in any circumstances other than those referred to in Rule 10.2(a) to (c) and Rule 10.3(a) to (c). Where Rule 10.2(a) to (c) or Rule 10.3(a) to (c) apply, the Award (if a nil-cost option) will lapse to the extent not exercised within three months of the date on which it became Vested  If Rule 10.1(d) or Rule 10.3(d) applies and the Remuneration Committee has exercised its discretion, the Award will lapse when specified by the Remuneration Committee;

(b)
the Participant being deprived of the legal or beneficial ownership of the Award by operation of law, or doing or omitting to do anything which causes him to be so deprived or being declared bankrupt; and

(c)	the Participant attempting to breach Rule 2.6.

12.2	Forfeiture of Shares if Rule 5.2 applies

If the Shares the subject of an Award are forfeited in accordance with the Rules and the terms specified in accordance with Rule 5.2, the Participant shall cease to have any entitlement to those Shares and the Participant's beneficial entitlement to the Shares will be transferred to the Trustee for no consideration.

12.3	Lapse where no or only partial Vesting

Where, after all applicable testing of the performance measure(s) to which it is subject, an Award has not Vested or only Vested in part under the performance measure(s), the unvested part of the Award will lapse with immediate effect.

12.4	Female Participants on maternity leave

For the purposes of this Rule 12, a female Participant on maternity leave will not cease to be in Employment until the earlier of the date on which she notifies her employer of her intention not to return to work or the date on which she ceases to have statutory or contractual rights to return to work.

13.	GENERAL OFFER, SCHEME OF ARRANGEMENT OR VOLUNTARY WINDING UP OF THE COMPANY

13.1	Circumstances in which this Rule applies

Subject to Rule 16, this Rule applies where:

(a)
an offeror (either alone or with any party acting in concert with the offeror) obtains Control of the Company as a result of making an offer to acquire the whole of the issued ordinary share capital of the Company (or such part of it which is not at the time owned by the offeror and any party acting in concert with the offeror); or

(b)	the Court sanctions a compromise or arrangement affecting the Shares under section 899 of the Companies Act 2006; or

(c)	a resolution is passed for the voluntary winding up of the Company.

13.2	Date of Vesting

An Award will Vest, subject to Rule 12, to the extent determined by the Remuneration Committee under Rule 13.3 on the date on which the relevant event described in Rule 13.1 occurs.

13.3	The extent of Vesting of an Award where Rule 13.1 applies during the Performance Period

Where Rule 13.1 applies or is likely to apply during the Performance Period, an Award will Vest, pro-rata to the time elapsed between the Date of Grant of the Award and the date on which the relevant event described in Rule 13.1 occurs, to the extent that the performance measure(s) applicable to that Award have been met up to the date of the relevant date (or the most practicable earlier date).  The Remuneration Committee will, however, and if it believes that exceptional circumstances warrant this, have discretion to take into account any other factors it believes to be relevant in determining the extent to which an Award will Vest in the circumstances.  The Remuneration Committee will confirm as soon as practicable the extent (if any) to which an Award will Vest and this confirmation may be before, but conditional on, the relevant event in Rule 13.1 occurring.

13.4	The extent of Vesting of an Award where Rule 13.1 applies during the Holding Period

Where Rule 13.1 applies or is likely to apply during the Holding Period, an Award will Vest in respect of all the Shares that continue to be subject to the Award.

14.	CONSEQUENCES OF VESTING OF AN AWARD UNDER RULE 13

As soon as practicable and permissible following the Vesting of an Award, the Shares subject to it in respect of which it has Vested will, subject to Rule 18, be transferred to the Participant if the Award takes the form of a conditional award.  If the Award takes the form of a nil-cost option, it may be exercised for the period of one month following the Vesting of the Award after which it will lapse.

15.	ADJUSTMENT OF AWARDS

15.1	Variation in equity share capital

If there is a Variation in the equity share capital of the Company the number and/or the nominal value of the Shares over which an Award is granted will be adjusted in the manner the Remuneration Committee determines (subject to confirmation from an appropriate independent professional that the adjustment is fair and reasonable).

15.2	Notifying Participants of adjustments

The Grantor will take the steps it considers necessary to notify Participants of any adjustment under Rule 15.

16.	EXCHANGE OF AWARDS

16.1	Circumstances in which Awards are exchanged

This Rule applies when:

(a)	a company (the Acquiring Company) has obtained Control of the Company;

(b)	the shareholders of the Acquiring Company immediately after it has obtained Control of the Company are substantially the same as the shareholders of the Company immediately before that event; and

(c)	the Acquiring Company consents to the exchange of Awards under this Rule.

16.2	The Exchange

When this Rule 16 applies Participants' Awards (Old Awards) will not Vest but will be exchanged for awards (New Awards) in respect of shares in the Acquiring Company.  A New Award will be equivalent to the Old Award for which it is exchanged before the change of Control so that:

(a)	it is governed by the Rules in effect immediately before the release of the Old Award; and

(b)
the total Market Value of the Shares the subject of the Old Award immediately before the exchange is equal to the total Market Value immediately after the exchange of the shares the subject of the New Award.

The provisions of the Plan will, for this purpose, be construed as if the New Award was granted under the Plan at the same time as the Old Award.

16.3	The New Awards

References to Shares will, in relation to the New Award, be taken as references to shares of the Acquiring Company.  References to the Company will be taken to be references to the Acquiring Company, where appropriate.  The New Awards will not Vest or lapse if Rule 13 applies in respect of the change of Control which lead to the grant of the New Awards.

17.	RANKING OF SHARES

Shares issued or allotted, deemed issued or allotted or transferred to a Participant under the Plan will rank equally in all respects with Shares of the same class, except that they will not rank for any right attaching to them by reference to a record date preceding the date of their acquisition by or transfer to the Participant.

18.	WITHHOLDING FOR TAX

The Grantor or any person which is a Participant's employer may withhold any amount and make any arrangements it considers necessary to meet any liability of the Participant to taxation or social security contributions in connection with the benefits delivered under the Plan (the Tax Liability).  These arrangements may include the sale on behalf of the Participant of any Shares acquired by a Participant under the Plan or the transfer to the Participant, following the Vesting of his Award, of only that whole number of Shares whose market value is not more than the value that would be received by the Participant following the Vesting of his Award, net of the Tax Liability.

19.	ADMINISTRATION

19.1	Notices

Any notice or other communication in connection with the Plan (including award certificates) can be given by electronic mail or by personal delivery, by facsimile, by first-class post or airmail, (in the case of a company, to its registered office and in the case of an individual to the individual's last known address) or by any other means which a Participating Company and its employees use to communicate with each other.

19.2	When notice is given

Any notice under the Plan will be given:

(a)	if delivered personally, at the time of delivery;

(b)	if posted, at 10.00 a.m. on the third business day after it was put into the post; or

(c)	if sent by facsimile, email or any other form of electronic transfer, at the time of despatch.

In proving service of notice it will be sufficient to prove that delivery was made or that the envelope containing it was properly addressed, prepaid and posted or that the facsimile message, email or other form of electronic transfer was properly addressed and despatched, as appropriate.

19.3	Documents sent to shareholders

Participants may, upon request, receive copies of any notice or document sent by the Company to the holders of Shares.

19.4	Evidence of Award(s)

The Company's records will be the correct and current statement of the extent or status of a Participant's outstanding Award(s) under the Plan, if there is any doubt.

19.5	Costs of introducing and administering the Plan

The costs of introducing and administering the Plan will be borne by the Company.  However, the Company may require any Subsidiary of the Company to enter into an agreement which obliges that Subsidiary to reimburse the Company for any costs borne by the Company, directly or indirectly, in respect of the Subsidiary's officers or employees.  The Company may also enter into a similar agreement with any Participating Company or Associated Company which is not a Subsidiary of the Company.

19.6	Fractional entitlements

If any provision in the Rules would result in a fractional entitlement to a Share, this will be rounded (up or down, at the discretion of the Remuneration Committee) to the nearest whole Share.

20.	AMENDING THE PLAN

20.1	The Company has discretion to amend the Rules

Subject to the remainder of this Rule 20, the Company (acting through the Board or the Remuneration Committee) can amend the Rules at any time.

20.2	Additional sections

The Company can adopt additional sections of the Rules applicable in any jurisdiction under which Awards may be subject to additional and/or modified terms and conditions, having regard to any securities, exchange control or taxation laws, which may apply to a Participant, the Company, any Participating Company or Associated Company.  Any additional sections must conform to the basic principles of the Plan and must not exceed the limits set out in the Rules.

20.3	No abrogation of existing rights

No amendment will be made under Rule 20.1 which would adversely and materially affect the existing rights of a Participant unless it is made with the Participant's written consent or with the written consent of a majority of the Participants affected by the amendment.  For these purposes, majority may, at the discretion of the Remuneration Committee, mean the majority by number of Participants or by number of Shares under Awards held by Participants affected by the amendment.

20.4	Shareholder approval

No amendment to the advantage of Participants (except for an amendment which could be included in an additional section adopted under Rule 20.2) can be made to the provisions in the Rules (if any) relating to:

(a)	who can be a Participant;

(b)	the number of Shares which can be allocated under the Plan; and

(c)	the basis for determining a Participant's entitlement to and the terms of the Shares and any adjustment in the event of a Variation,

without the approval by ordinary resolution of the Company in general meeting, except for minor amendments to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or Eligible Employees or for a member of the Group in any jurisdiction.

21.	GENERAL

21.1	Administration of the Plan

The Plan will be administered by:

(a) the Remuneration Committee; or

(b) any sub-committee appointed by the Remuneration Committee.

The Remuneration Committee, or any sub-committee appointed by the Remuneration Committee, has full authority, consistent with these Rules to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt any regulations for administering the Plan and any documents it thinks necessary or appropriate.  However, the decision of the Remuneration Committee on any matter concerning the Plan will be final and binding on all parties, notwithstanding any delegation of authority to a sub-committee.

21.2	Termination of the Plan

The Plan will terminate at the end of the Plan Period or at any earlier time the Company decides.  Termination of the Plan will not affect the subsisting rights of Participants.

21.3	The Plan and funding the purchase of Shares

The Company or any other member of the Group may provide money to the trustees of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or may enter into any guarantee or indemnity for those purposes, to the extent permitted by any applicable law.

21.4	Rights of Participants and Eligible Employees

Participation in the Plan is not pensionable and does not form part of any Participant's employment contract.  Nothing in the Plan nor in any document executed under it will give any officer or employee of any Participating Company or Associated Company any right to participate in the Plan.  The rights and obligations of any individual under the terms of the individual's office or Employment with any member of the Group will not be affected by the individual's participation in the Plan nor any right which the individual may have to participate under it.  A Participant holding an Award will not have any rights of a shareholder of the Company with respect to that Award or the Shares subject to it, until such time as the Award Vests (unless and to the extent that the Remuneration Committee has exercised its discretion under Rule 5.2).

21.5	No rights to compensation or damages

A Participant waives all and any rights to compensation or damages under the Plan in consequence of the termination of the Participant's office or Employment with a member of the Group for any reason.  Nothing in the Plan or in any document executed under it will give any person any right to continue in Employment or will affect the right of any member of the Group to terminate the Employment of any person without liability at any time with or without cause, or will impose on any member of the Group, the Grantor or the Remuneration Committee or their respective agents and employees any liability in connection with the loss of a Participant's benefits or rights under the Plan, the failure or refusal of any person to exercise a discretion under the Plan, and/or a Participant ceasing to be a person who has the status or relationship of an employee or director of any member of the Group for any reason as a result of the termination of the Participant's Employment.

21.6	The benefit of Rules 21.4 and 21.5

The benefit of Rules 21.4 and 21.5 is given for the Company, for itself and as trustee and agent of all its Subsidiaries and Associated Companies.  The Company will hold the benefit of those Rules on trust and as agent for each of them and may assign the benefit of this Rule 21.6 to any of them.

21.7	Articles of Association

Any Shares acquired under the Plan will be subject to the articles of association of the Company as amended from time to time.

21.8	Claims for relief under the Taxation of Chargeable Gains Act 1992

If Shares are transferred to a Participant under an Award, the Participant will, if required by the person making the transfer, join that person in making a claim for relief under section 165 of the Taxation of Chargeable Gains Act 1992 in respect of the disposal made by the person making that transfer.

21.9	Severability

The invalidity or non-enforceability of one or more provisions of the Plan will not affect the validity or enforceability of the other provisions of the Plan, which will remain in full force and effect.

21.10	Third party rights

Unless expressly provide in the Plan, nothing in this Plan confers any benefit, right or expectation on a person who is not an Eligible Employee and no third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan.  This does not affect any other right or remedy of a third party which may exist.

22.	DATA PROTECTION

By participating in the Plan, the Participant consents to the collection, processing, transmission (including to countries or territories outside the European Economic Area) and storage in any form whatsoever by the Company of any data of a professional or personal nature which is necessary for operating and administering the Plan.  This may include providing information to trustees of an employee benefit trust, or to registrars, or brokers, or third party administrators of the Plan, or to future purchasers of the Company or the business in which the Participant works.

23.	GOVERNING LAW

These Rules will be governed by and construed in accordance with the law of England.  All Participants, the Company and any other Participating Company or Associated Company will submit to the jurisdiction of the English courts in relation to anything arising under the Plan.  The Remuneration Committee may determine that another law will apply to the operation of the Plan outside the United Kingdom.

APPENDIX

DEFINITIONS

ADS means an American Depository Share representing one Share;

Associated Company means in relation to the Company:

(a)	any company which has Control of the Company; and

(b)	any company (other than a Participating Company) which is under the Control of any company referred to in (a) above; or

(c)	any body corporate which is under the control (but not necessarily the Control) of the Company;

Award means a conditional award or a nil-cost option granted or proposed to be granted under the Plan and for the avoidance of doubt, an Award granted to a Participant who is a US tax payer will be a conditional award and not a nil-cost option, unless the Remuneration Committee has expressly determined otherwise;

Board means the board of directors of the Company or a duly authorised committee of it, which may include the Remuneration Committee;

Close Period means a period when the members of the Board are prohibited from dealing in Shares under the Criminal Justice Act 1993, the Financial Services Authority model code on transactions in securities, or under any other statute, regulation or similar code to which the Company is subject;

Company means AstraZeneca PLC (registered number 2723534) which, for the purposes of the Rules, may act through the Board;

Control means the power of a person to secure:

(a)	by means of the holding of shares or the possession of voting power in or in relation to that or any other body corporate; or

(b)	by virtue of any powers conferred by the articles of association or other document regulating that or any other body corporate,

that the affairs of the first mentioned body corporate are conducted in accordance with the wishes of that person;

Date of Grant means with respect to an Award, the date on which the Grantor grants it;

Dealing Day means a day on which the London Stock Exchange plc is open for the transaction of business;

Disability means long-term disability evidenced to the satisfaction of the Remuneration Committee;

Eligible Employee means any person who at a Date of Grant is an employee of a Participating Company;

Employees' Share Scheme means a scheme established by the Company for encouraging or facilitating the holding of shares or debentures in the Company by or for the benefit of:

(a)	the bona fide employees or former employees of the Company, the Company's Subsidiary or holding company or a Subsidiary of the Company's holding company; or

(b)	the wives, husbands, widows, widowers or children or step-children under the age of 18 of such employees or former employees;

Employment means employment as an employee of a Participating Company or an Associated Company;

Grantor means in relation to an Award, the person who granted that Award which may be the Company, the Trustee or any other person;

Group means the Company, its Subsidiaries and any Associated Company;

Holding Period means in relation to an Award, the period starting at the end of the Performance Period and ending on the eighth anniversary of the start of the Performance Period;

ITEPA means the Income Tax (Earnings and Pensions) Act 2003;

Market Value means, in relation to a Share on any day, an amount equal to the average of the middle market closing prices of a Share (as derived from the Daily Official List of the London Stock Exchange plc) on the three consecutive Dealing Days preceding that day (or such other Dealing Day or Dealing Days as the Remuneration Committee may decide) or, in the case of an ADS, by reference to the average of the equivalent prices of an ADS as derived from the New York Stock Exchange on trading days as close as possible those Dealing Days;

Participant means any Eligible Employee to whom an Award has been granted, or (where the context requires) that Eligible Employee's personal representatives;

Participating Company means:

(a)	the Company; and

(b)
any Subsidiary of the Company or any body corporate which is under the control (but not necessarily the Control) of the Company which in either case is designated by the Board as a Participating Company;

Performance Period means, in relation to an Award, the period specified when an Award is granted, which starts on 1 January of the financial year in which the Award is made and shall not end before three years, nor more than eight years, from that date;

Plan means the AstraZeneca Investment Plan constituted by the Rules;

Plan Period means the period starting on 29 April 2010 and ending on 29 April 2020;

Redundancy means termination of Employment by reason of redundancy within the terms of the Employment Rights Act 1996;

Remuneration Committee means the duly authorised remuneration committee of the Board;

Retirement means retirement [with the agreement of his employing company] [at or after any age at which the Participant is i) bound or entitled to retire under his contract of Employment and ii) has the right to receive an immediate pension and draws that pension under one of the pension schemes of any member of the Group or early retirement with the agreement of his employing company];

Rules means these rules as amended from time to time;

Share means a fully paid ordinary share in the capital of the Company or, where the context requires it, an ADS;

Subsidiary means a company is a subsidiary of another company if:

(a)           that other company:

(i)	holds a majority of the voting rights in it; or

(ii)	is a member of it and controls the composition of its board of directors; or

(iii)	is a member of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or

(b)	the first mentioned company is a subsidiary of any company which is that other's subsidiary;

Trustee means the trustee for the time being of an employee benefit trust established by the Company as an Employees' Share Scheme;

Variation means in relation to the equity share capital of the Company a capitalisation issue, an offer or invitation made by way of rights, a subdivision, a consolidation or a reduction, or any other variation which the Remuneration Committee believes justifies an adjustment to Awards; and

Vest means an unconditional entitlement to the Shares the subject of an Award and Vesting shall be construed accordingly.